Exhibit 10.30

JOINDER AGREEMENT

This Joinder Agreement is dated as of December 23rd, 2024 (“Joinder Agreement”), by OC III LVS LX LP (the “Additional Investor”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Financing Agreement (as defined below).

WHEREAS, Phathom Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and the Initial Investors are parties to that certain Revenue Interest Financing Agreement, dated as of May 3, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Financing Agreement”);

WHEREAS, CO Finance LVS XXXVII LLC (“Assignor”) has agreed to assign and transfer to the Additional Investor all of Assignor’s rights, title and interest in and to an Additional Regulatory Milestone Payment in an amount equal to $15,000,000 (the “Assigned Interest”).

WHEREAS, Section 9.4 of the Financing Agreement requires the Additional Investor to execute and deliver this Joinder Agreement to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Additional Investor agrees as follows:

1.
Joinder. Upon execution and delivery of this Joinder Agreement, the Additional Investor hereby becomes a party to the Financing Agreement as an Investor, to the extent of the Assigned Interest as if originally named in the Financing Agreement as an Investor and (ii) shall be bound by the terms and conditions of the Financing Agreement as an Investor to the extent of the Assigned Interest. Notwithstanding the foregoing, the representations and warranties set forth in Sections 4.2 and 4.3 of the Financing Agreement are hereby made to the Company by the Additional Investor as of the date hereof rather than as of the Effective Date. The Additional Investor represents that it is not a Prohibited Assignee.
2.
Notices. All notices and other communications to be provided to the Additional Investor pursuant to Section 9.2 of the Financing Agreement shall be addressed as follows:

OC III LVS LX LP

c/o Pacific Investment Management Company LLC 650 Newport Center Drive

Newport Beach, CA 92660 Attention: Joseph Silva; Paul Jeffrey

3.
Governing Law. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

4.
Miscellaneous.

(a)
The provisions of Sections 9.2, 9.5, 9.9 and 9.12 of the Financing Agreement are hereby incorporated by reference herein as if set forth in full force herein, mutatis mutandis.
(b)
This Joinder Agreement is a “Loan Document” for the purposes of the Hercules Loan Agreement.
(c)
The Additional Investor shall do all acts and execute all such documents as the Company may reasonably specify from time to time as necessary to give effect to the provisions of this Joinder Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

ADDITIONAL INVESTOR:

OC III LVS LX LP

By: OC III GP LLC, its general partner

By: /s/ Adam L. Gubner

Name: Adam L. Gubner

Title: Authorized Person

ACKNOWLEDGED BY THE COMPANY:

PHATHOM PHARMACEUTICALS, INC.

By: /s/ William Aprea

Name: William Aprea

Title: Senior Vice President, Legal and Interim Chief Compliance Officer